Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SAFARI HOLDING CORPORATION

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), do hereby certify as follows:

ARTICLE I

NAME OF CORPORATION

The name of the Corporation is Safari Holding Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

STOCK

Section 1. Authorized Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 200, divided into two classes: 100 shares of common stock, par value $.01 per share (the “Common Stock”), and 100 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). The number of authorized shares of the Common Stock and the Preferred Stock or any other class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, and, irrespective of Section 242(b)(2) of the DGCL, no vote of the holders of any of the Common Stock, the Preferred Stock or any other class of stock, voting separately as a class, shall be required therefor.

Section 2. Preferred Stock.

(a) The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative, participating, optional or other rights, if any, of shares of each such series, and the qualifications, limitations and restrictions thereof, if any.

(b) The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)	the designation of the series, which may be by distinguishing number, letter or title;

(ii)	the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv)	whether dividends, if any, shall be payable in cash, in kind or otherwise;

(v)	the dates on which dividends, if any, shall be payable;

(vi)	the redemption rights and price or prices, if any, for shares of the series;

(vii)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(viii)	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(ix)	whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(x)	restrictions on the issuance of shares of stock of the same series or of any other class or series; and

(xi)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share and that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation).

(c) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(d) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation or to a Preferred Stock Certificate of Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

Section 3. Voting in Election of Directors. Except as may be required by law or as provided in this Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders at which they are not entitled to vote.

Section 4. Owner. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

INCORPORATORS

The name and mailing address of the incorporator is as follows:

Matthew Cohen	c/o Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

ARTICLE VI

BOARD OF DIRECTORS; MANAGEMENT OF THE CORPORATION

Section 1. Number of Directors, Term. Subject to the rights of holders of shares of any class or series of Preferred Stock, the number of Directors of the Corporation shall be fixed from time to time by the Board of Directors. Each director shall be elected to hold office until the next annual meeting of stockholders of the Corporation or until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 2. Management of Business. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its Directors and stockholders:

(a) Subject to the rights of any holders of any series of Preferred Stock, if any, to elect additional Directors under specified circumstances, the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors may remove any Director or the entire Board of Directors, with or without cause.

(b) Subject to the rights of any holders of any series of Preferred Stock, vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created Directorships resulting from any increase in the authorized number of Directors shall be filled either by a majority of Directors then in office of the Corporation (even if less than a quorum or by a sole remaining Director) or by the vote of the stockholders of the Corporation at its next annual meeting in accordance with the provisions of Section 1.05 of the By-Laws of the Corporation. Directors so chosen shall remain in office until the next annual meeting of stockholders of the Corporation or until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(c) Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

(d) Unless and except to the extent the By-Laws of the Corporation otherwise require, the election of Directors need not be by written ballot.

(e) Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board, the Chief Executive Officer (or, in the event of his or her absence or disability, by the President or any Executive Vice President), or by the Board of Directors. Any power of the stockholders to call a special meeting of the stockholders of the Corporation is specifically denied.

(f) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(g) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that this Certificate of Incorporation or applicable law otherwise provides. In addition to any requirements of law and any other provision of this Certificate of Incorporation, the stockholders of the Corporation may adopt, amend, alter or repeal any provision of the By-Laws upon the affirmative vote of the holders of three-fourths ( 3/4) or more of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors. No By-Laws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such By-Laws had not been adopted.

(h) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the terms of a Preferred Stock Certificate of Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.

ARTICLE VII

LIABILITY OF DIRECTORS

Section 1. General. No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

Section 2. Repeal or Modification. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VIII

NO STOCKHOLDER ACTIONS BY WRITTEN CONSENT

Effective as of the Effective Time (as defined in the Master Transaction Agreement among Kindred Healthcare, Inc., AmerisourceBergen Corporation, the Corporation and the other parties thereto), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

ARTICLE IX

AMENDMENT

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or Directors (in the present form of this Certificate of Incorporation or as hereinafter amended) are granted subject to this reservation; provided, however, that any amendment or repeal of Article VII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE X

UNCERTIFICATED SHARES

Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of October, 2006.

Matthew Cohen
Sole Incorporator